Exhibit 99.1

PINNACLE ENTERTAINMENT ANNOUNCES MARKETING OF TERM LOAN AND

REVOLVING CREDIT FACILITY

LAS VEGAS, NV, July 15, 2013 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it intends to commence a financing transaction and that it is in the process of seeking commitments for a $1.6 billion term loan and a $1.0 billion revolving credit facility.

The revolving credit facility is expected to mature in five years and the term loan is expected to mature in seven years, subject to earlier maturity under certain customary circumstances. The Company will begin to market the term loan and revolving credit facility to a lender group.

The Company intends to use the proceeds of the new senior secured credit facility to finance the aggregate cash consideration for its pending acquisition of Ameristar Casinos, Inc. (“Ameristar”), refinance its existing credit facilities, pay related transaction fees and expenses, redeem its existing 8.625% senior notes due 2017 and provide working capital and funds for general corporate purposes after the acquisition. If the acquisition of Ameristar Casinos is not consummated, the Company does not expect to enter into the new term loan and revolving credit facility.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is redeveloping River Downs in Cincinnati, Ohio into a gaming entertainment facility, owns a minority interest in Asian Coast Development (Canada) Ltd., an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip, and holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

On December 20, 2012, Pinnacle agreed to acquire Ameristar Casinos, Inc. in an all cash transaction valued at $26.50 per Ameristar share or total consideration of $2.8 billion including assumed debt. Ameristar owns and operates casino facilities in St. Charles near St. Louis, Mo.; Kansas City, Mo.; Council Bluffs, Iowa; Black Hawk, Colo.; Vicksburg, Miss.; East Chicago, Ind.; and the Jackpot properties in Jackpot, Nev.

Ameristar and Pinnacle filed the required Hart-Scott-Rodino premerger notification and report forms on January 11, 2013. Pinnacle has filed applications for regulatory approvals as required under applicable gaming laws.

On February 11, 2013 the Company received a request for additional information and documentary materials (a “Second Request”) from the Federal Trade Commission (“FTC”) regarding its proposed acquisition of Ameristar. The information request was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On May 28, 2013, the FTC filed a civil administrative complaint alleging that the proposed acquisition would reduce competition and lead to higher prices and lower quality for customers in the St. Louis, Missouri and Lake Charles, Louisiana areas in violation of the U.S. antitrust law. On June 17, 2013, Pinnacle publicly announced that it had reached an agreement in principle with the Bureau of Competition Staff of the FTC that, subject to negotiation of a consent order, FTC approval and gaming regulatory approvals, would permit the consummation of the proposed acquisition. Under the agreement in principle, Pinnacle intends to sell Ameristar’s casino hotel development project in Lake Charles, Louisiana, and Pinnacle’s Lumière Place Casino, HoteLumière and the Four Seasons Hotel in St. Louis, Missouri, subject to gaming regulatory approvals. The consummation of the merger is expected to occur in the third quarter of 2013, subject to various conditions, including, among others, reaching definitive agreement with the FTC on the consent order, subject to any divestitures and other terms and conditions specified in the consent order, and obtaining the remaining requisite gaming regulatory approvals. No assurance can be given that the proposed acquisition will be completed.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Pinnacle’s current expectations and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding the ability of Pinnacle to obtain commitments for the term loan and revolving credit facility and to complete the transaction with Ameristar. There is no assurance that the commitments will be obtained and the potential transaction will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include (a) the ability and timing of Pinnacle to obtain commitments for the term loan and credit facility and other funding necessary to complete the transaction with Ameristar on the terms expected, or at all; (b) timing to consummate a potential transaction between Pinnacle and Ameristar may be delayed based on circumstances beyond Pinnacle’s control, including the ability of Pinnacle to reach a resolution with the Federal Trade Commission (“Commission”); (c) the ability and timing to complete the dispositions proposed as part of the effort to reach a resolution with the Commission; (d) the ability and timing to obtain required regulatory approvals and satisfy or waive other closing conditions; (e) the possibility that the merger does not close when expected or at all, or that the companies may be required to modify aspects of the merger to achieve regulatory approval; (f) the requirement to satisfy closing conditions to the merger as set forth in the merger agreement; and (g) the risk factors disclosed in Pinnacle’s most recent Annual Report on Form 10-K, which Pinnacle filed with the Securities and Exchange Commission on March 1, 2013 and in all reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission by Pinnacle subsequent to the filing of the Form 10-K for the year ended December 31, 2012. Forward-looking statements reflect Pinnacle’s analysis as of the date of this press release. Pinnacle does not undertake to revise these statements to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge Lake Charles, L’Auberge Baton Rouge, Lumière Place, River City, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Contacts:

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
Vice President, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

###

2